Exhibit 99.1

[ECB BANCORP LOGO APPEARS HERE]	PRESS RELEASE

April 20, 2004

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. Reports 2004 First Quarter Financial Results;

Three Directors Reelected at Annual Meeting

ENGELHARD, N.C.- April 20, 2004 - ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB” or the “Company”) today announced its results for the three months ended March 31, 2004.

2004 First Quarter Financial Highlights

•	Net income for the 2004 first quarter was $974,000, or $0.48 per diluted share, generating an annualized ROAA of 0.86% and an annualized ROAE of 12.59%, reflecting the impact of strategic investments in opening new full-service and fully-staffed branches in Williamston and Morehead City, the costs of which are reflected in the 2004 first quarter results. Net income for the 2003 first quarter, which did not include the opening of any new full-service branches, was $1,007,000, or $0.49 per diluted share, generating an annualized ROAA of 1.03% and an annualized ROAE of 13.54%.

•	Net interest income for the 2004 first quarter rose to $3,911,000 from $3,731,000 from a year ago.

•	Consolidated assets increased 19.24% to $482,927,000 at March 31, 2004 from $405,002,000 at March 31, 2003.

•	Loans increased 21.20% to $286,087,000 at March 31, 2004 from $236,036,000 at March 31, 2003.

•	Deposits increased 24.83% to $396,098,000 at March 31, 2004 from $317,321,000 at March 31, 2003.

•	Non-interest income for 2004 rose 12.57% to $1,505,000 from $1,337,000 a year ago.

•	Increased dividend by 14% to $0.57 per share on an annualized basis.

2004 First Quarter Strategic Plan Highlights

•	Strategic investments continue to lay the foundation for future growth:

•	Ribbon Cutting and Grand Opening Celebration in March, 2004 for new full-service and fully-staffed branch in Morehead City, replacing existing loan production office.

•	Construction continuing for a new full-service branch in Wilmington, which will open in the summer of 2004 and replace the existing loan production office, and a new 12,300 square foot Corporate Headquarters and branch in Engelhard, to replace outmoded facility, which will open by the end of 2004.

Arthur H. Keeney, III, President and Chief Executive Officer, stated: “We are pleased to report that ECB completed another fine quarter. Our solid performance in the 2004 first quarter underscores the continued successful implementation of our core strategies: grow the loan portfolio while maintaining high asset quality, grow core deposits, increase non-interest income, control expenses, and make strategic investments in new communities which will result in increased shareholder value.

“Demand remained strong for our loan products. Loan quality remained above average as our loan portfolio increased 21.20% to $286,087,000 at March 31, 2004 compared to March 31, 2003. We continued to attract deposits, which increased 24.83% to $396,098,000 at March 31, 2004 compared to March 31, 2003. This increase in deposits, combined with our strong capital position, allowed us to increase our consolidated assets 19.24% to $482,927,000 while maintaining strong asset quality.

“During the first quarter of 2004, the net interest margin remained under pressure due to the challenging interest-rate environment, as rates declined to their lowest level in over forty years. We have been able to offset the effect of reduced loan yields by the continued growth in our loan portfolio and fee-based, non-interest income from various products.

“We are pleased to report that non-interest income for the 2004 first quarter increased 12.57% over the 2003 first quarter to $1,505,000. As the community bank for eastern North Carolina, we believe that the strength of ECB’s approach lies in our ability to bring the personal touch of ECB’s community banking to our customers and communities by offering products and services that meet their banking needs, including fee-based products and services, and a wide variety of mortgage options, insurance and investment products.

“ECB continued to make strategic investments in its future growth in the first quarter of 2004. Our newest full-service branches in Williamston and Morehead City are now open and fully staffed. Additionally, we made progress with the construction of a new full-service branch in Wilmington, which will open in the summer of 2004 and replace the existing loan production office, and a new corporate headquarters and branch in Engelhard, replacing the old outmoded facility and accompanying rented office space.

“Net income for first quarter 2004 was $974,000, or $.48 per diluted share, compared to net income of $1,007,000, or $.49 per diluted share earned in the first quarter 2003. The financial impact of our strategic investments in new full service branches, state of the art data/voice network and a new operations facility, since the first quarter of 2003, was off-set by a gain on insurance proceeds of $317,000 for property damage sustained during Hurricane Isabel. The Company also recorded an additional depreciation expense of approximately $66,000 representing the book value from a re-estimation of the remaining useful life of the Company’s operations/accounting building, which will be demolished upon completion of the new corporate headquarters and branch later this fall.

“Our continued strong capital position enabled us to increase our asset size and focus on shareholder value initiatives. During the first quarter of 2004, we increased our dividend by 14% to an indicated yearly rate of $0.57 per common share.

“Looking ahead, we continue to believe that 2004 will be another good year for ECB as we continue to focus on organic growth. We are pleased to report that most of our communities have put the effects of Hurricane Isabel behind them and look to be well positioned to take full advantage of the 2004 tourist season.

“We have positioned our company to take advantage of opportunities in the various markets we serve. We will continue to look for opportunities to establish new locations, particularly in the communities that have not yet experienced our style of personalized community banking. Excellence in Community Banking (ECB) and building value for our shareholders remain our top priorities.”

At ECB’s 2004 Annual Meeting, held on April 20, 2004, the shareholders reelected three existing directors - Arthur H. Keeney, III of Engelhard, Joseph T. Lamb, Jr. of Nags Head and Ray M. Spencer of Swan Quarter - for new three-year terms and ratified the reappointment of KPMG LLP as ECB’s independent accountants for 2004.

Arthur H. Keeney, III, ECB’s President and Chief Executive Officer presided over the meeting, which included a video presentation updating the audience on significant events during 2003. The video highlighted the Company’s 2003 financial results, and discussed its service expansion into new markets, as well as its commitment to its roots by constructing a new Operations and Credit Administration Center in 2003 and a new branch and corporate facility in Engelhard to be completed by 2004 year-end.

Mr. Keeney also introduced R.S. Spencer, Jr., Chairman of the Board. Mr. Spencer’s remarks covered the Bank’s history and how it has grown to a nearly $500 million institution that has always taken pride in contributing to the vitality and health of its growing communities and their residents.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including a new full-service branch office in Morehead City and a loan production office in Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-KSB and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Factors that could influence the accuracy of such forward-looking statement include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, and general economic conditions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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